Exhibit 28(i) - Opinion and Consent of Counsel as to Legality of Securities Being Registered.

GODFREY KAHNs.c.	780 NORTH WATER STREET
MILWAUKEE, WISCONSIN 53202-3590
TEL• 414.273.3500 FAX• 414.273.5198
WWW.GKLAW.COM

April 28, 2015

Midas Series Trust
11 Hanover Square
New York, New York 10005

Ladies and Gentlemen:

We have acted as counsel to Midas Series Trust, a Delaware statutory trust (the “Trust”), in connection with the preparation of Post-Effective Amendment No. 59 to the Trust’s registration statement on Form N-1A (Registration Nos. 002-98229; 811-04316) (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) on or about April 28, 2015, registering an indefinite number of shares of beneficial interest (the “Shares”) of Midas Fund, Midas Magic and Midas Perpetual Portfolio (collectively, the “Funds”), each a series of the Trust, under the Securities Act of 1933, as amended (the “Securities Act”), in the manner set forth in the Registration Statement (and the prospectus of the Funds included therein (the “Prospectus”)).

For purposes of rendering our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:  (i) the Registration Statement (and the Prospectus of the Funds included therein); (ii) the Trust’s Certificate of Trust, Trust Instrument and Bylaws in effect on the date hereof (collectively, the “Governing Documents”); (iii) certain resolutions of the Trust’s Board of Trustees; and (iv) such other proceedings, documents and records as we have deemed necessary to enable us to render our opinion.  We also have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have relied on a certificate of an officer of the Trust.

For purposes of rendering our opinion, we have assumed that:  (i) the Registration Statement remains effective; (ii) all offers and sales of the Shares will be conducted in accordance with the Registration Statement and in compliance with applicable Prospectus delivery requirements and state securities laws; (iii) the Shares will be issued in accordance with the Trust’s Governing Documents and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of the Shares; and (iv) the Shares will be issued and sold for consideration based upon their net asset value on the date of their respective issuances and all consideration for such Shares will actually be received by the Trust.  We have also assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as electronic, certified, conformed or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.  We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Trust are actually serving in such capacity, and that the representations of officers of the Trust are correct as to matters of fact.

Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued pursuant to the Registration Statement, when issued and paid for by purchasers upon the terms described in the Prospectus, will be validly issued, fully paid and nonassessable.

The opinion expressed herein is based upon the facts in existence and the laws in effect on the date hereof and is limited to the Delaware Statutory Trust Act (other than conflict of law rules) and the provisions of the U.S. federal securities laws that are normally applicable to the issuance of shares by registered open-end investment companies.  We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.

 We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not thereby admit that we are experts with respect to any part of the Registration Statement or within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

GODFREY & KAHN, S.C.

13539730.1